Exhibit 99.7
                    , 2010
Exchange Agent Agreement
Wilmington Trust FSB
c/o Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
Attention: Joseph P. O’Donnell
Ladies and Gentlemen:
     Nebraska Book Company, Inc., a Kansas corporation (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange all of its outstanding 10% Senior Secured Notes due 2011 (the “Original Securities”) for its 10% Senior Secured Notes due 2011 (the “New Securities”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated [_], 2010 (the “Prospectus”), proposed to be distributed to all record holders of the Original Securities. The Original Securities and the New Securities are collectively referred to in this Exchange Agreement (this “Agreement”) as the “Securities.”
     The Company hereby appoints Wilmington Trust FSB to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to Wilmington Trust FSB.
     The Exchange Offer shall commence by the Company on or about    , 2010. The Letter of Transmittal (the “Letter of Transmittal”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Original Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Securities tendered in connection therewith, and (ii) the book-entry transfer of Securities to the Exchange Agent’s account. The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by (1) inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with ATOP of the Book-Entry Transfer Facility, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants, or (2) by inspection of the Letter of Transmittal by each respective holder of Original Securities.
     The Exchange Offer shall expire at 5:00 p.m., New York City time, on             , 2010 or on such later date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.
     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The exchange offer — Material conditions to the exchange offer.” The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.
     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned “The exchange offer,” the Letter of Transmittal, as specifically set forth herein, or as may be subsequently agreed to in writing by you and the Company.
2. You will establish a book-entry account with respect to the Original Securities at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two (2) business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Original Securities by causing the Book-Entry Transfer Facility to transfer such Original Securities into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.
3. You are to examine each of the Letters of Transmittal and certificates for Original Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein; and (ii) the Original Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or any of the certificates for Original Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
4. With the approval of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated by such an officer in writing (each, a “Designated Officer”), you are authorized to waive any irregularities in connection with any tender of Original Securities pursuant to the Exchange Offer.
5. Tenders of Original Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The exchange offer—Procedures for tendering,” and Original Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
     Notwithstanding the provisions of this Section 5, Original Securities which any Designated Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).
6. You shall advise the Company with respect to any Original Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Securities (such advice, if given orally, shall be confirmed in writing).
7. You shall accept tenders:
a.	in cases where the Original Securities are registered in two or more names only if signed by all named holders;
b.	in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

c.	from persons other than the registered holder of Original Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
     You shall accept partial tenders of Original Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Securities to the transfer agent for split-up and return any untendered Original Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.
8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Securities properly tendered and you, on behalf of the Company, will exchange such Original Securities for New Securities and cause such Original Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Original Securities tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Original Securities by the Company; provided, however, that in all cases, Original Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or delivery of an agent’s message (as defined in the Prospectus) in lieu thereof) with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.
9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.
10. The Company shall not be required to exchange any Original Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Securities tendered shall be given (and confirmed in writing) by the Company to you.
11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The exchange offer — Material conditions to the exchange offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.
12. All certificates for reissued Original Securities, unaccepted Original Securities or for New Securities shall be forwarded by (a) appropriate book-entry transfer or (b) at the direction and expense of the Company, by (i) first-class certified mail, return receipt requested with a surety bond to protect from any loss or liability arising out of the non-receipt or non-delivery of such certificates or (ii) registered mail insured separately for the replacement of such securities.
13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
14. As Exchange Agent hereunder you:
a.	shall have no duties or obligations other than as specifically set forth in the section of the Prospectus captioned “The exchange offer,” the Letter of Transmittal, as specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;
b.	will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;
c.	shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;
d.	may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties;
e.	may reasonably act upon any tender, statement, request, document, agreements, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

f.	may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;
g.	may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;
h.	shall not advise any person tendering Original Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Securities;
i.	whenever the Exchange Agent determines that additional guidance is needed from the Company in carrying out its obligations hereunder, the Exchange Agent shall be entitled to rely upon the direction of the Company. The Exchange Agent shall not have any liability for taking any action at the direction of the Company, or for any failure or delay of any such party to provide timely direction to the Exchange Agent;
j.	shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto; and
k.	shall act solely as agent of the Company and shall not assume any obligation, or relationship of agency or trust for or, with any of the owners or holders of the Original Securities.
15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery which accompanies the Prospectus (the “Notice of Guaranteed Delivery”) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Director of Investor Relations.

16. You shall advise by facsimile transmission, email or telephone, and promptly thereafter conform in writing to Alan Siemek, Chief Financial Officer, facsimile: (402) 421-0507; email: asiemek@nebook.com, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the aggregate principal amount of Original Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company, its counsel or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Securities tendered, the aggregate principal amount of Original Securities accepted and deliver said list to the Company promptly after the Expiration Date.
17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities or one year, whichever is longer. You shall dispose of unused Letters of Transmittal and other surplus materials.
18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto plus reasonable out-of-pocket expenses and reasonable legal counsel fees.
19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined the Letter of Transmittal and the section of the Prospectus under the caption “The exchange offer.” Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities, protections and indemnification as Exchange Agent, which shall be controlled by this Agreement.
20. The Company covenants and agrees to indemnify, defend and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys’ fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The Company shall defend any such claim or other action and, you may have separate counsel and the Company shall pay the fees and expenses of such counsel, provided, that the Company shall not be required to pay such fees and expenses if the Company assumes the defense and, in the reasonable judgment of outside counsel to you, there is not a conflict of interest between the Company and you in connection with such defense.
21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 28% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.
22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Original Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Original Securities or New Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.
27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
     If to the Company:
Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, NE 68501-0529
Facsimile: (402) 421-0507
Attention: Chief Financial Officer
via email to: asiemek@nebook.com
     with a copy to:
Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Facsimile: (617) 951-8736
Attention: Johan V. Brigham
     If to the Exchange Agent:
Wilmington Trust FSB
246 Goose Lane, Suite 105
Guilford, CT 06437
Facsimile: (203) 453-1183

Attention: Joseph P. O’Donnell
via email to: JODonnell@wilmingtontrust.com
28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.
29. This Agreement shall be binding and effective as of the date hereof.
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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

By:
Name:	Alan G. Siemek
Title:	Chief Financial Officer, Senior Vice President of Finance and Administration, Treasurer and Assistant Secretary
Accepted as of the date
first above written:
WILMINGTON TRUST FSB,
      as Exchange Agent

By:
Name:
Title:

Schedule I

Administration fee	$4,500